Exhibit 3.2

AMENDED AND RESTATED BYLAWS

OF LAMB WESTON HOLDINGS, INC.

As Amended November 8, 2016

ARTICLE I

STOCKHOLDERS

Section 1. Annual Meetings. The annual meeting of the stockholders shall be held on a date and at an hour determined by the Board of Directors (the “Board”) for the purpose of electing directors and for the transaction of such other business as may properly come before the meeting in accordance with these Bylaws.

Section 2. Special Meetings. (a) Special meetings of the stockholders may be called at any time by (i) the Chairman of the Board, (ii) the Chief Executive Officer of Lamb Weston, or (iii) by the Secretary acting at the request of the Chairman of the Board, Chief Executive Officer or a majority of the entire Board, in each case, to transact only such business as is specified in the notice of the meeting or authorized by a majority of the entire Board to be brought before the meeting.

(b) Notwithstanding the foregoing provisions of this Section 2 of this Article I, special meetings of holders of any outstanding Preferred Stock may be called in the manner and for the purposes provided in the applicable Preferred Stock Designation.

Section 3. Place of Meeting. The Board may designate any location as the place of meeting for any annual meeting or any special meeting.

Section 4. Notice of Meeting. Written notice of a meeting of stockholders, stating the place, if any, date, and hour of the meeting, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting and, in case of a special meeting, the purpose or purposes for which the meeting is called, shall be given, in a form and manner permitted by the General Corporation Law of the State of Delaware, as amended (“DGCL”), not less than ten nor more than sixty calendar days before the date of the meeting by or at the direction of the Chairman of the Board, the Chief Executive Officer, or the Secretary, to each stockholder of record entitled to vote at such meeting, except as otherwise provided by law. If mailed, such notice shall be deemed to be delivered when deposited in the United States mail, addressed to the stockholder at the address listed on the stock transfer books of Lamb Weston with postage prepaid. Lamb Weston need not send notices to stockholders for whom Lamb Weston has no current address, and action taken without notice to such persons has the same force and effect as if notice had been given to them. Lamb Weston shall be deemed to have no current stockholder address when (1) notice of 2 consecutive annual meetings, and all notices of meetings or of the taking of action by written consent without a meeting to such person during the period between such 2 consecutive annual meetings, or (2) all, and at least 2, payments (if sent by first-class mail) of dividends or interest on securities during a 12-month period, have been mailed addressed to such person at such person’s address as shown on the records of Lamb Weston and have been returned undeliverable. If any such person shall deliver to Lamb Weston a written notice setting forth such person’s then current address, the requirement that notice be given to such person shall be reinstated. Any previously scheduled meeting of the stockholders may be postponed, and (unless the Amended and Restated Certificate of Incorporation of Lamb Weston (the “Certificate of Incorporation”) otherwise provides) any special meeting of the stockholders may be cancelled, by resolution of the Board upon public notice given prior to the date previously scheduled for such meeting of stockholders. When a meeting is recessed or adjourned to another place, date, or time, notice need not be given of the recessed or adjourned meeting if the place, if any, date and time thereof, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such recessed or adjourned meeting, are announced at the meeting at which the recess or adjournment is taken; provided, however, that if the recess or adjournment is for more than 30 calendar days, or if after the recess or adjournment a new record date is fixed for the recessed or adjourned meeting, written notice of the place, if any, date and time thereof, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such recessed or adjourned meeting, must be given in conformity herewith.

Section 5. Record Date. In order that the corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date: (1) in the case of determination of stockholders entitled to vote at any meeting of stockholders or adjournment thereof, shall, unless otherwise required by law, not be more than sixty nor less than ten days before the date of such meeting; and (2) in the case of any other action, shall not be more than sixty days prior to such other action. If no record date is fixed: (1) the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held; and (2) the record date for determining stockholders for any other purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for the adjourned meeting.

Section 6. Voting Lists. The officer or agent having charge of the stock transfer ledger for shares of Lamb Weston shall prepare and make, at least ten days before every meeting of stockholders, a complete list of stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be opened to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten days prior to the meeting in accordance with applicable law. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. The original or duplicate stock ledger shall be the only evidence detailing stockholders who are entitled to examine such list or to vote in person or by proxy at such election.

Section 7. Quorum. Except as otherwise provided by law or in a Preferred Stock Designation, a majority of the outstanding shares of Lamb Weston entitled to vote, represented in person or by proxy, shall constitute a quorum at a meeting of stockholders. If less than a majority of the outstanding shares are represented at a meeting, the presiding officer of the meeting may adjourn the meeting from time to time without further notice. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally notified.

Section 8. Proxies; Voting. Except as otherwise provided by law, the Certificate of Incorporation or in a Preferred Stock Designation, each stockholder will be entitled at every meeting of the stockholders to one vote for each share of stock having voting power standing in the name of such stockholder on the books of Lamb Weston on the record date for the meeting, and such votes may be cast either in person or by proxy. Any such proxy shall be filed with the Secretary of Lamb Weston at or prior to the time of such meeting and authorized in a manner permitted by Section 212 of the DGCL (or any successor provision). Unless otherwise provided in the proxy, it shall be valid from the date of its execution until three years after its date of execution. When a quorum is present, all matters (other than the election of directors, which shall be governed by Section 14 of this Article I) shall, unless otherwise provided by the Certificate of Incorporation, these Bylaws, a Preferred Stock Designation, the rules or regulations of any stock exchange applicable to Lamb Weston, as otherwise provided by law or pursuant to any regulation applicable to Lamb Weston or its securities, be decided by the vote of the majority of the votes cast (with abstentions not considered votes cast).

Section 9. Voting of Shares by Certain Holders.

(a) Shares standing in the name of another corporation may be voted by such corporation’s duly authorized officer, agent, or proxy as the Bylaws of such corporation may prescribe, or, in the absence of such provision, as the board of directors of such corporation may determine.

(b) Shares held by an administrator, executor, guardian, conservator, or other fiduciary may be voted by such person, either in person or by proxy, without a transfer of such shares into the name of such person. Shares standing in the name of a trustee may be voted by such trustee, either in person or by proxy, but no trustee shall be entitled to vote such shares held without a transfer of such shares into his name, as trustee.

(c) Shares standing in the name of a receiver may be voted by such receiver, and shares held by or under the control of a receiver may be voted by such receiver without the transfer thereof into his name if authority to do so is contained in an appropriate order of the court.

(d) Persons whose stock is pledged shall be entitled to vote, unless the pledgor has effected the transfer on the books of Lamb Weston and has expressly empowered the pledgee to vote thereon, in which case only the pledgee or his proxy may represent such stock and vote thereon.

(e) Shares of its own stock belonging to Lamb Weston or to another corporation, if a majority of the shares entitled to vote in the election of directors of such other corporation is held, directly or indirectly, by Lamb Weston, shall neither be entitled to vote nor be accounted for quorum purposes; provided, however, that the foregoing shall not limit the right of Lamb Weston or any subsidiary of Lamb Weston to vote stock, including but not limited to its own stock, held by it in a fiduciary capacity.

Section 10. Notice of Stockholder Business.

(a) At an annual meeting of the stockholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before the annual meeting, business (other than the nomination of a person for election as a director, which is governed by Section 11 of this Article I), must be brought (i) by or at the direction of the Board or (ii) by any stockholder of Lamb Weston who was a stockholder of record at the time of giving of notice provided for in Section 4 of this Article I, who is entitled to vote at the meeting and who complies with the notice procedures set forth in this Section 10. For the avoidance of doubt, the foregoing clause (ii) will be the exclusive means for a stockholder to submit business before an annual meeting of stockholders (other than proposals properly made in accordance with Rule 14a-8 under the Securities Exchange Act of 1934, as amended (such act, and the rules and regulations promulgated thereunder, the “Exchange Act”) and included in the notice of meeting given by or at the direction of the Board).

(b) For business to be properly brought before an annual meeting by a stockholder, a stockholder must have given timely notice thereof in writing to the Secretary of Lamb Weston, the notice must be in proper form and such business must otherwise be a proper matter for stockholder action.

(c) To be timely, a stockholder’s notice must be delivered to or mailed and received at the principal executive offices of Lamb Weston, not less than 90 nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event the date of the annual meeting is advanced by more than 30 days, or delayed by more than 60 days, from such anniversary date, notice by the stockholder to be timely must be so delivered or mailed and received no earlier than the 120th day prior to such annual meeting and no later than the close of business on the later of the 90th day prior to such annual meeting or the tenth day following the date on which public announcement of the date of such meeting is first made. In no event shall the public announcement of an adjournment or postponement of an annual meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

(d) To be in proper form, a stockholder’s notice to the Secretary must set forth in writing:

(1) Information Regarding the Proposing Person. As to each Proposing Person (as such term is defined below): (A) the name and address of such Proposing Person, as they appear on Lamb Weston’s stock transfer book; (B) the class, series and number of shares of Lamb Weston directly or indirectly beneficially owned or held of record by such Proposing Person (including any shares of any class or series of Lamb Weston as to which such

Proposing Person has a right to acquire beneficial ownership, whether such right is exercisable immediately or only after the passage of time); (C) a representation (i) that the stockholder giving the notice is a holder of record of stock of Lamb Weston entitled to vote at the annual meeting and intends to appear at the annual meeting to bring such business before the annual meeting and (ii) as to whether any Proposing Person intends to deliver a proxy statement and form of proxy to holders of at least the percentage of shares of Lamb Weston entitled to vote and required to approve the proposal and, if so, identifying such Proposing Person; (D) a description of any (i) option, warrant, convertible security, stock appreciation right or similar right or interest (including any derivative securities, as defined under Rule 16a-1 under the Exchange Act), whether or not presently exercisable, with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of securities of Lamb Weston or with a value derived in whole or in part from the value of any class or series of securities of Lamb Weston, whether or not such instrument or right is subject to settlement in whole or in part in the underlying class or series of securities of Lamb Weston or otherwise, directly or indirectly held of record or owned beneficially by such Proposing Person and (ii) each other direct or indirect right or interest that may enable such Proposing Person to profit or share in any profit derived from, or to manage the risk or benefit from, any increase or decrease in the value of Lamb Weston’s securities, in each case regardless of whether (x) such right or interest conveys any voting rights in such security to such Proposing Person, (y) such right or interest is required to be, or is capable of being, settled through delivery of such security, or (z) such Proposing Person may have entered into other transactions that hedge the economic effect of any such right or interest (any such right or interest referred to in this clause (D) being a “Derivative Interest”); (E) any proxy, contract, arrangement, understanding or relationship pursuant to which the Proposing Person has a right to vote any shares of Lamb Weston or which has the effect of increasing or decreasing the voting power of such Proposing Person; (F) any rights directly or indirectly held of record or beneficially by the Proposing Person to dividends on the shares of Lamb Weston that are separated or separable from the underlying shares of Lamb Weston; (G) any performance-related fees (other than an asset-based fee) to which the Proposing Person may be entitled as a result of any increase or decrease in the value of shares of Lamb Weston or Derivative Interests; and (H) any other information relating to such Proposing Person that would be required to be disclosed in a proxy statement or other filing required pursuant to Section 14(a) of the Exchange Act to be made in connection with a general solicitation of proxies or consents by such Proposing Person in support of the business proposed to be brought before the meeting.

(2) Information Regarding the Proposal. As to each item of business that the stockholder giving the notice proposes to bring before the annual meeting: (A) a description in reasonable detail of the business desired to be brought before the annual meeting and the reasons why such stockholder or any other Proposing Person believes that the taking of the proposed action or actions would be in the best interests of Lamb Weston and its stockholders; (B) a description in reasonable detail of any material interest of any Proposing Person in such business and a description in reasonable detail of all agreements, arrangements and understandings among the Proposing Persons or between any Proposing Person and any other person or entity in connection with the proposal; and (C) the text of the proposal (including the text of any resolutions proposed for consideration).

(e) A stockholder is not entitled to have its proposal included in Lamb Weston’s proxy statement or form of proxy solely as a result of such stockholder’s compliance with the foregoing provisions of this Section 10.

(f) If a stockholder does not appear at the annual meeting to bring business in accordance with this Section 10, any such proposal will be disregarded (notwithstanding that proxies in respect of such proposal may have been solicited, obtained or delivered).

(g) Notwithstanding anything in the Bylaws to the contrary, no business shall be conducted at an annual meeting except in accordance with the procedures set forth in this Section 10. The presiding officer of an annual meeting shall, if the facts warrant, determine and declare to the meeting that business was not properly brought before the meeting in accordance with the provisions of this Section 10, and if such person should so determine, such person shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted.

(h) For purposes of this Section 10, “Proposing Person” means (i) the stockholder providing the notice of business to be brought before an annual meeting, (ii) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the business to be brought before the annual meeting is given, and (iii) any Affiliate or Associate (each within the meaning of Rule 12b-2 under the Exchange Act) of such stockholder or beneficial owner.

Section 11. Notice of Stockholder Nominees at an Annual Meeting.

(a) Subject to the rights, if any, of any series of Preferred Stock to nominate or elect directors under circumstances specified in a Preferred Stock Designation, only persons who are nominated in accordance with the procedures set forth in these Bylaws shall be eligible for election as directors. Nominations of persons for election as directors of Lamb Weston may be made only at an annual meeting of stockholders (i) by or at the direction of the Board or (ii) by a stockholder of Lamb Weston who was a stockholder of record at the time of giving of notice provided for in Section 4 of this Article I, who is entitled to vote at the annual meeting and entitled to vote for the election of directors at the meeting, and who complies with the notice procedures set forth in this Section 11.

(b) For nominations to be properly brought at an annual meeting by a stockholder, a stockholder must have given timely notice in proper form to the Secretary of Lamb Weston.

(c) To be timely, a stockholder’s notice shall be delivered to or mailed and received at the principal executive offices of Lamb Weston not less than 90 nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting? provided, however, that in the event the date of the annual meeting is advanced by more than 30 days, or delayed by more than 60 days, from such anniversary date, notice by the stockholder to be timely must be so delivered or mailed and received no earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the tenth day following the date on which public announcement of the date of such meeting is first made. In no event shall the public announcement of an adjournment or postponement of an annual meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

(d) To be in proper form, a stockholder’s notice to the Secretary must set forth in writing:

(1) Information Regarding the Nominating Person. As to each Nominating Person (as such term is defined below): (A) the name and address of such Nominating Person, as they appear on Lamb Weston’s stock transfer book; (B) the class, series and number of shares of Lamb Weston directly or indirectly beneficially owned or held of record by such Nominating Person (including any shares of any class or series of Lamb Weston as to which such Nominating Person has a right to acquire beneficial ownership, whether such right is exercisable immediately or only after the passage of time); (C) a representation (i) that the stockholder giving the notice is a holder of record of stock of Lamb Weston entitled to vote at the annual meeting and intends to appear at the annual meeting to bring such nomination before the annual meeting and (ii) as to whether any Nominating Person intends to deliver a proxy statement and form of proxy to holders of at least the percentage of shares of Lamb Weston entitled to vote and required to approve the nomination and, if so, identifying such Nominating Person; (D) a description of any Derivative Interest; (E) any proxy, contract, arrangement, understanding or relationship pursuant to which the Nominating Person has a right to vote any shares of Lamb Weston or which has the effect of increasing or decreasing the voting power of such Nominating Person; (F) any rights directly or indirectly held of record or beneficially by the Nominating Person to dividends on the shares of Lamb Weston that are separated or separable from the underlying shares of Lamb Weston; (G) any performance-related fees (other than an asset-based fee) to which the Nominating Person may be entitled as a result of any increase or decrease in the value of shares of Lamb Weston or Derivative Interests; and (H) any other information relating to such Nominating Person that would be required to be disclosed in a proxy statement or other filing required pursuant to Section 14(a) of the Exchange Act to be made in connection with a general solicitation of proxies or consents by such Nominating Person in support of the nomination proposed to be brought before the meeting.

(2) Information Regarding the Nominee. As to each person whom the stockholder giving notice proposes to nominate for election as a director: (A) all information with respect to such proposed nominee that would be required to be set forth in a stockholder’s notice pursuant to this Section 11 if such proposed nominee were a Nominating Person; (B) all information relating to such proposed nominee that would be required to be disclosed in a proxy statement or other filing required pursuant to Section 14(a) under the Exchange Act to be made in connection with a general solicitation of proxies for an election of directors in a contested election (including such proposed nominee’s written consent to be named in the proxy statement as a nominee and to serve as a director if elected); (C) all information that would be required to be disclosed pursuant to Items 403 and 404 under Regulation S-K of the Securities Act of 1933 if the stockholder giving the notice or any other Nominating Person were the “registrant” for purposes of such rule and the proposed nominee were a director or executive officer of such registrant; (D) a completed questionnaire (in the form provided by the Secretary upon written request) with respect to the identity, background and qualification of the proposed nominee and the background of any other person or entity on whose behalf the nomination is being made; (E) a written representation and agreement (in the form provided by the Secretary upon written request) that the proposed nominee (i) is not and will not become a party to (x) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how the proposed nominee, if elected as a director of Lamb Weston, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to Lamb Weston or (y) any Voting Commitment that could limit or interfere with the proposed nominee’s ability to comply, if elected as a director of Lamb Weston, with the proposed nominee’s fiduciary duties under applicable law, (ii) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than Lamb Weston with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed therein, and (iii) if elected as a director of Lamb Weston, would be in compliance and will comply, with all applicable publicly disclosed corporate governance, ethics, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of Lamb Weston (including without limitation the policy set forth in Section 14 of this Article I and the related agreement of the proposed nominee to tender, promptly following the meeting at which he or she is elected as director, an irrevocable resignation that will be effective as provided in Section 14 of this Article I).

(e) Lamb Weston may require any proposed nominee to furnish such other information as may be reasonably required by Lamb Weston to determine the qualifications and eligibility of such proposed nominee to serve as a director.

(f) A stockholder is not entitled to have its nominees included in Lamb Weston’s proxy statement solely as a result of such stockholder’s compliance with the foregoing provisions of this Section 11.

(g) If a stockholder does not appear at the annual meeting to present its nomination in accordance with this Section 11, such nomination will be disregarded (notwithstanding that proxies in respect of such nomination may have been solicited, obtained or delivered).

(h) No person shall be eligible for election as a director of Lamb Weston unless nominated in accordance with the procedures set forth in the Bylaws. The presiding officer of the meeting shall, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the procedures prescribed by the Bylaws, and if such person should so determine, such person shall so declare to the meeting and the defective nomination shall be disregarded.

(i) For purposes of this Section 11, “Nominating Person” means (i) the stockholder providing the notice of the nomination made to be at an annual meeting, (ii) the beneficial owner or beneficial owners, if different, on whose behalf the notice of nomination to be made at the annual meeting is given, and (iii) any Affiliate or Associate (each within the meaning of Rule 12b-2 under the Exchange Act) of such stockholder or beneficial owner.

Section 12. Inspectors of Elections. The Board, by resolution shall, in advance of the meeting, appoint one or more inspectors, which inspector or inspectors may include individuals who serve Lamb Weston in other capacities, including, without limitation, as officers, employees, agents or representatives, to act at the meetings of stockholders and make a written report thereof. One or more persons may be designated as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate has been appointed to act or is able to act at a meeting of stockholders, the presiding officer of the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before discharging his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability. The inspectors shall have the duties prescribed by law.

Section 13. Conduct of Meetings. The Chairman of the Board, or an officer of Lamb Weston designated from time to time by a majority of the Board, will call meetings of stockholders to order and will act as presiding officer thereof. The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting by the person presiding over the meeting. The Board may adopt by resolution such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board, the presiding officer of any meeting of stockholders shall have the right and authority to convene and to adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts, as in the judgment of such chairman, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board or prescribed by the presiding officer of the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present; (iii) limitations on attendance at or participation in the meeting to stockholders of record of the corporation, their duly authorized and constituted proxies or such other persons as the presiding person of the meeting shall determine; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; (v) limitations on the time allotted to questions or comments by participants; (vi) ascertaining whether any stockholder or his or her proxy holder may be excluded from the meeting based upon any determination by the presiding officer, in his or her sole discretion, that any such person has disrupted or is likely to disrupt the proceedings thereat; (vii) determining the circumstances in which any person may make a statement or ask questions at the meeting; (viii) ruling on all procedural questions that may arise during or in connection with the meeting; and (ix) determining whether any nomination or business proposed to be brought before the meeting has been properly brought before the meeting. Unless and to the extent determined by the Board or the presiding officer of the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

Section 14. Required Vote for Election of Directors.

(a) Each director shall be elected by the vote of the majority of the votes cast with respect to that director’s election at any meeting for the election of directors at which a quorum is present; provided, if the number of persons properly nominated to serve as directors exceeds the number of directors to be elected, then each director of the corporation shall be elected by the vote of a plurality of the shares present in person or by proxy at the meeting and entitled to vote on the election of directors. For purposes of this Section 14, a majority of votes cast shall mean that the number of shares voted “for” a director’s election exceeds 50% of the number of votes cast with respect to the director’s election votes cast shall include votes to withhold authority and exclude abstentions with respect to the director’s election.

(b) If a nominee for director is not elected and the nominee is an incumbent director, the director shall promptly tender his or her resignation from the Board, subject to acceptance by the Board. The corporate governance committee will make a recommendation to the Board as to whether to accept or reject the tendered resignation, or whether other action should be taken. The Board will act on the tendered resignation, taking into account the corporate governance committee’s recommendation, and publicly disclose (by a press release, a filing with the Securities and Exchange Commission or other broadly disseminated means of communication) its decision regarding the tendered resignation and the rationale behind the decision within 90 days from the date of certification of the election results. The corporate governance committee in making its recommendation and the Board in making its decision may each consider any factors or other information that they consider appropriate and relevant. The director who tenders his or her resignation will not participate in the recommendation of the corporate governance committee or the decision of the Board with respect to his or her resignation.

(c) If a director’s resignation is accepted by the Board pursuant to this Section 14, or if a nominee for director is not elected and the nominee is not an incumbent director, then the Board may fill the resulting vacancy pursuant to the provisions of Section 8 of Article II of these Bylaws or may decrease the size of the Board pursuant to the provisions of Section 2 of Article II of these Bylaws.

ARTICLE II

BOARD OF DIRECTORS

Section 1. General Powers. The business and affairs of Lamb Weston shall be managed by or under the direction of the Board. In addition to the powers and authorities by these Bylaws expressly conferred upon them, the Board may exercise all such powers of Lamb Weston and do all such lawful acts and things as are not by statute or by the Certificate of Incorporation or by these Bylaws required to be exercised or done by the stockholders.

Section 2. Number, Tenure and Qualifications. Subject to the rights, if any, of any series of Preferred Stock to elect additional directors under circumstances specified in a Preferred Stock Designation, and subject to the minimum and maximum number of authorized directors provided in the Certificate of Incorporation, the number of directors of Lamb Weston may be fixed from time to time by a resolution of the Board. Directors will be elected at each annual meeting of stockholders to serve as such until the next annual meeting of stockholders and until their successors are elected and qualified; provided that any directors that are to be elected by the holders of any series of the Preferred Stock will be so elected in the manner provided in the applicable Preferred Stock Designation. Directors need not be residents of the State of Delaware or stockholders of Lamb Weston.

Section 3. Regular Meetings. Regular meetings of the Board shall be held on the same date as the annual meeting of stockholders, and at such other time and place, either within or without the State of Delaware, as may from time to time be determined by the Board.

Section 4. Special Meetings. Special meetings of the Board may be called, upon notice to each director to whom such notice is not waived, given in a manner permitted by Section 5 of this Article II, by or at the request of the Chairman of the Board, Chief Executive Officer, or a majority of the Board. The time and place of any such special meeting shall be as specified in the notice of such meeting.

Section 5. Notice. Notice shall be given three days in advance of any special meeting of the Board, or in emergency situations designated by the Chairman of the Board or the Chief Executive Officer, 12 hours’ notice of a special meeting of the Board may be given, by telephone, personal delivery, or other means of electronic transmission. Notices of other meetings of the Board may be given by mail or may (and, if three or fewer days’ notice is given, shall) be given by courier service, personal delivery or, to the extent permitted by the DGCL, by electronic transmission. If mailed, such notice shall be deemed to be delivered when deposited in the United States mail so addressed, with postage prepaid. Notices sent by electronic transmission shall be deemed effective as set forth in Section 232 of the DGCL (or any successor provision). Any director may waive notice of any meeting. The attendance of a director at a meeting shall constitute a waiver of notice of such meeting, except where a director attends a meeting for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Board need be specified in the notice or waiver of notice of such meeting. For purposes of this Section 5, “electronic transmission” means any form of communication, not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.

Section 6. Quorum; Remote Participation. A majority of the number of directors fixed in accordance with Section 2 of this Article II shall constitute a quorum for the transaction of business at any meeting of the Board, but if less than such majority is present at a meeting, a majority of the directors present may adjourn the meeting from time to time without further notice. Members of the Board or any committee designated by the Board may participate in a meeting of the Board or any such committee, as the case may be, by means of telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting will constitute presence in person at the meeting.

Section 7. Manner of Acting. Except as otherwise required by applicable law, the act of the majority of the directors present at a meeting at which a quorum is present shall be the act of the Board. Any action required or permitted to be taken at any meeting of the Board may be taken without a meeting if a written consent thereto is signed by all members of the Board or electronic transmissions delivered by all members of the Board, and such written consent or electronic transmissions are filed with the minutes of the proceedings of the Board. A consent in lieu of meeting may be made either by one consent signed by all the directors or by individual consents signed by each director. The directors may also meet by means of conference telephone or other communications equipment as provided by Delaware law.

Section 8. Vacancies. Subject to the rights, if any, of holders of any series of Preferred Stock to elect additional directors under circumstances specified in a Preferred Stock Designation, newly created directorships resulting from any increase in the number of Directors and any vacancies on the Board resulting from death, resignation, disqualification, removal, or other cause, shall be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director. Any director elected in accordance with the preceding sentence will hold office for a term expiring at the next annual meeting of stockholders and until such director’s successor shall have been duly elected and qualified. No decrease in the number of authorized directors constituting the full Board shall shorten the term of any incumbent director.

Section 9. Compensation. By resolution of the Board, the directors may be paid expenses, if any, for attendance at each meeting of the Board. In addition, by resolution of the Board, each director may be paid an annual retainer fee and committee fees for services as director and may also receive a fee for attendance at regular or special meetings of the Board. No such payment shall preclude any director from serving Lamb Weston in any other capacity and receiving compensation therefor.

Section 10. Committees. The Board may designate, by resolution or resolutions passed by a majority of the Board, one or more committees as the Board deems necessary or desirable or as may be required by applicable regulations or stock exchange rules. Each committee shall be composed of one or more directors, appointed by the Board, as specified in these Bylaws or required by applicable regulations or stock exchange rules. The Board shall have the power at any time to appoint the chairperson and the members of any committee, to change the membership of any committee, to fill all vacancies on committees, to designate alternate members to replace or act in the place of any absent or disqualified member of a committee, or to dissolve any committee. A member of a committee may resign from that committee at any time by giving written notice of such resignation to the Chairman of the Board. Unless otherwise specified in such resignation notice, such resignation from the committee shall take effect upon receipt thereof. Any such committee, to the extent provided in such committee’s charter, by resolution of the Board, or in these Bylaws, will have and may exercise all the powers and authority of the Board in the management of the business and affairs of Lamb Weston, and may authorize the seal of Lamb Weston to be affixed to all papers which may require it; but no such committee will have the power or authority in reference to the following matters: (a) approving or adopting, or recommending to the stockholders, any action or matter (other than the election or removal of directors) expressly required by the DGCL to be submitted to stockholders for approval or (b) making, adopting, amending or repealing any provision of these Bylaws. Each committee may determine the procedural rules for meeting and conducting its business and shall act in accordance therewith, except as otherwise provided in these Bylaws, in the charter of such committee or required by law. Adequate provision shall be made for notice to committee members of all committee meetings. Any action required or permitted to be taken at any meeting of any committee may be taken without a meeting if a written consent thereto is signed by all members of such committee or electronic transmissions delivered by all members of such committee, and such written consent or electronic transmissions are filed with the minutes of the proceedings of such committee. A consent in lieu of meeting may be made either by one consent signed by all the members of the committee or by individual consents signed by each member of the committee.

Section 11. Chairman of the Board. The Board, by a majority vote of the entire Board, shall elect a Chairman from among the members of the Board. The Chairman of the Board shall not be considered to be an officer of Lamb Weston solely in his or her capacity as such. The

Chairman may be removed from that capacity by a majority vote of the entire Board. The Chairman shall preside at meetings of the Board and exercise and perform such other powers and duties as may from time to time be assigned to him or her by the Board or as may be prescribed by these Bylaws. In the absence of the Chairman, such other director of Lamb Weston designated by the Chairman or by the Board shall act as chairman of any such meeting. The Chairman or the Board may appoint a Vice Chairman of the Board to exercise and perform such other powers and duties as may from time to time be assigned to him or her by the Chairman or by the Board.

ARTICLE III

OFFICERS

Section 1. Number; Election and Status. The officers of Lamb Weston will be elected annually by the Board and will consist of the Chief Executive Officer (“CEO”), a Secretary and a Treasurer, all of whom shall be elected at a regular meeting of the Board. The Board may also choose any or all of the following: a President, one or more Vice Presidents (who may be given particular designations with respect to authority, function, or seniority), one or more Assistant Secretaries, one or more Assistant Treasurers and such other officers as the Board may from time to time determine. Notwithstanding the foregoing, the Board may authorize the CEO to appoint any person to any office other than the Secretary or Treasurer. Any number of offices may be held by the same person. Any of the offices may be left vacant from time to time as the Board may determine. In the case of the absence or disability of any officer of Lamb Weston or for any other reason deemed sufficient by a majority of the Board, the Board may delegate the absent or disabled officer’s powers or duties to any other officer or to any director.

Section 2. Term of Office. Each officer, whether elected by the Board or appointed by the CEO, shall hold office until the officer’s death, or resignation, or removal in the manner hereinafter provided.

Section 3. Removal. Officers elected by the Board may be removed at any time by a majority vote of the Board, or by the CEO with such action to be affirmed by a majority vote of the Board. Officers appointed by the CEO may be removed from office by the CEO or any officer designated by the CEO to have such authority. The acceptance of office by an officer shall constitute acceptance of this provision.

Section 4. Vacancies. A vacancy in the elected offices of CEO, Secretary or Treasurer, because of death, resignation, removal, disqualification or otherwise, shall be filled by a majority vote of the Board for the unexpired portion of the term. The CEO may fill vacancies of other officers.

Section 5. Authority and Duties. Each of the officers of Lamb Weston will have such authority and will perform such duties as are customarily incident to their respective offices or as may be specified from time to time by the Board.

ARTICLE IV

SHARES AND THEIR TRANSFER

Section 1. Shares. The shares of Lamb Weston shall be represented by certificates, provided that the Board of Lamb Weston may adopt a resolution permitting shares to be uncertificated. Notwithstanding the adoption of any such resolution providing for uncertificated shares, every holder of capital stock of Lamb Weston theretofore represented by certificates and, upon request, every holder of uncertificated shares, shall be entitled to have a certificate for shares of Lamb Weston. Such certificates shall be in such form as determined by the Board and shall be signed by the Chairman and by the Secretary, except that the signatures of the Chairman or the Secretary may be facsimiles, engraved or printed. All certificates for shares shall be consecutively numbered or otherwise identified. The name and address of the person owning shares, whether or not represented by certificates, with the number of shares and date of issue, shall be entered on the stock transfer books of Lamb Weston. All certificates surrendered to Lamb Weston, or its agent, for transfer shall be canceled and new certificated or uncertificated shares shall be issued only after the former certificate for a like number of shares shall have been surrendered and canceled, except that in case of a lost, destroyed, or mutilated certificate new certificated or uncertificated shares may be issued therefor upon such terms and indemnity to Lamb Weston as the Board may prescribe.

Section 2. Transfer of Shares. Transfer of shares of Lamb Weston shall be made only on the stock transfer books of Lamb Weston by the holder of record thereof or by his legal representative, who shall furnish proper evidence of authority to transfer, or by his attorney authorized by power of attorney duly executed and filed with the transfer agent of Lamb Weston, and, if such shares are certificates, on surrender for cancellation of the certificate for such shares, and if such shares are uncertificated, upon proper instructions from the holder of the uncertificated shares. To the fullest extent permitted by law, the person in whose name shares stand on the books of Lamb Weston shall be deemed by Lamb Weston to be the owner thereof for all purposes.

Section 3. Charge for Certificates. Lamb Weston may invoke a charge approximately equal to the cost of issuing a stock certificate for each certificate of stock to be issued or reissued in excess of the minimum number of certificates required, if the number of certificates requested by a stockholder is deemed by the Secretary to be unreasonable.

Section 4. Lost, Stolen or Destroyed Certificates. The Secretary may direct a new certificate or certificates or uncertificated shares to be issued in place of any certificate or certificates theretofore issued by Lamb Weston alleged to have been lost, stolen or destroyed, upon the making of an affidavit of that fact, satisfactory to the Secretary, by the person claiming the certificate of stock to be lost, stolen or destroyed. As a condition precedent to the issuance of a new certificate or certificates, the Secretary may require the owners of such lost, stolen or destroyed certificate or certificates to give Lamb Weston a bond in such sum and with such surety or sureties as the Secretary may direct as indemnity against any claims that may be made against Lamb Weston with respect to the certificate alleged to have been lost, stolen or destroyed or the issuance of the new certificate or uncertificated shares.

ARTICLE V

INDEMNIFICATION AND ADVANCEMENT

Section 1. Actions by Others. Lamb Weston shall indemnify any person who was or is a party to or is threatened to be made a party to any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of Lamb Weston) by reason of the fact that such person is or was a director, officer, employee or agent of Lamb Weston, or is or was serving at the request of Lamb Weston as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of Lamb Weston, and, with respect to any criminal action or proceedings, had no reasonable cause to believe the conduct was criminal. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interest of Lamb Weston, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the conduct was criminal.

Section 2. Actions by or in the Right of Lamb Weston. Lamb Weston shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of Lamb Weston to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of Lamb Weston, or is or was serving at the request of Lamb Weston, as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of Lamb Weston and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to Lamb Weston unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

Section 3. Successful Defense. To the extent that a director, officer, employee or agent of Lamb Weston has been successful on the merits or otherwise, including, without limitation, the dismissal of an action without prejudice, in defense of any action, suit or proceeding referred to in Sections 1 and 2 of this Article V, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

Section 4. Specific Authorization. Any indemnification under Section 1 and 2 of this Article V (unless ordered by a court) shall be made by Lamb Weston only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because such person has met the applicable standard of conduct set forth in said Sections 1 and 2. Such determination shall be made, with respect to a person who is a director, officer, employee or agent at the time of such determination (1) by a majority vote of directors who were not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

Section 5. Advance of Expenses. Expenses incurred by an officer or director in defending a civil or criminal action, suit or proceeding shall be paid by Lamb Weston in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by Lamb Weston as authorized in this Article V. Such expenses incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the Board deems appropriate.

Section 6. Right of Indemnity Not Exclusive. The indemnification and advancement of expenses provided by or granted pursuant to the Certificate of Incorporation or these Bylaws shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any By-Law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

Section 7. Insurance. Lamb Weston may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of Lamb Weston, or is or was serving at the request of Lamb Weston as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such persons status as such, whether or not Lamb Weston would have the power to indemnify such person against such liability under the provisions of this Article V, Section 145 of the DGCL (or any successor provision), or otherwise.

Section 8. Employee Benefit Plans. For purposes of this Article V, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of Lamb Weston” shall include any service as a director, officer, employee or agent of Lamb Weston which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of Lamb Weston” as referred to in this Article V.

Section 9. Invalidity of any Provisions of this Article. The invalidity or unenforceability of any provisions of this Article shall not affect the validity or enforceability of the remaining provisions of this Article.

Section 10. Continuation of Indemnification. The indemnification and advancement of expenses, to the extent provided by or granted pursuant to this Article V, these Bylaws, or the Certificate of Incorporation shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors, and administrators of such person. All rights to indemnification provided by or granted pursuant to this Article V, these Bylaws, or the Certificate of Incorporation shall be deemed to be a contract between Lamb Weston and each director, officer, employee, or agent of Lamb Weston who serves or served in such capacity at any time while this Article V is in effect. Any repeal or modification of this Article V shall not in any way diminish any rights to indemnification of such directors, officer, employee or agent, or the obligations of Lamb Weston arising hereunder in respect to any act or omission occurring prior to the time of such repeal or modification.

Section 11. Certain Claims. Notwithstanding Section 1 and Section 2 of this Article V, Lamb Weston shall be required to indemnify a person described in the first sentence of Section 1 or Section 2 of this Article V in connection with an action, suit or proceeding (or part thereof) commenced by such a person only if the commencement of such proceeding (or part thereof) by such person was authorized by the Board.

ARTICLE VI

FISCAL YEAR

The fiscal year of Lamb Weston shall end on the last Sunday in May, or such other date as may be fixed from time to time by the Board.

ARTICLE VII

DIVIDENDS

The Board may from time to time declare, and Lamb Weston may pay, dividends on its outstanding shares in the manner and upon the terms and conditions provided by law and the Certificate of Incorporation.

ARTICLE VIII

SEAL

The Board shall provide a corporate seal which shall be circular in form and shall have inscribed thereon the name “Lamb Weston Holdings, Inc.” on the outer edge, and the words, “Corporate Seal,” in the center.

ARTICLE IX

WAIVER OF NOTICE

Whenever any notice is required to be given to any stockholder or director of Lamb Weston under the provisions of these Bylaws or under the provisions of the Certificate of Incorporation or under the provisions of the laws of Delaware, a waiver thereof given by the person or persons entitled to such notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.

ARTICLE X

AMENDMENTS

These Bylaws may be altered, amended, or repealed and new Bylaws may be adopted by the Board at any regular or special meeting of the Board.

ARTICLE XI

MISCELLANEOUS

Section 1. Reliance Upon Books, Reports and Records. Each director, each member of a committee designated by the Board, and each officer of Lamb Weston will, in the performance of his or her duties, be fully protected in relying in good faith upon the records of Lamb Weston and upon such information, opinions, reports, or statements presented to Lamb Weston by any of Lamb Weston’s officers or employees, or committees of the Board, or by any other person or entity as to matters the director, committee member, or officer believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of Lamb Weston.

Section 2. Forum for Adjudication of Disputes. Unless Lamb Weston consents in writing to the selection of an alternative forum, the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of Lamb Weston, (b) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of Lamb Weston to Lamb Weston or Lamb Weston’s stockholders, (c) an action asserting a claim arising pursuant to any provision of the DGCL or Lamb Weston’s Certificate of Incorporation or these Bylaws (as either may be amended from time to time), or (d) any action asserting a claim governed by the internal affairs doctrine, shall be the Court of Chancery in the State of Delaware (or, if the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware). If any action the subject matter of which is within the scope of the preceding sentence is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce the preceding sentence and (ii) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

Section 3. Certain Defined Terms. Capitalized terms used herein and not otherwise defined have the meanings given to them in the Certificate of Incorporation.